UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 7, 2014

MILLER ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

001-34732	26-1028629
(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302
Knoxville, TN 37932
(Address of Principal Executive Offices)
(865) 223-6575
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
        Compensatory Arrangements of Certain Officers.

On October 7, 2014, the Compensation Committee of our Board of Directors (the “Board”) approved, and recommended that the Board approve, a written employment agreement (the “Agreement”) between our Company and Mr. David M. Hall. Later on that same date, the Board approved its terms, and Mr. Hall and our Company entered into the Agreement. Given the importance of our Alaskan operations and assets to our Company and Mr. Hall’s history with and understanding of those assets, the Board deemed it critical to secure Mr. Hall’s services in a written agreement.

Under the Agreement, Mr. Hall shall serve as our Chief Operating Officer and as the Chief Executive Officer of Cook Inlet Energy, LLC for an initial period running from October 7, 2014 to September 13, 2017. Pursuant to the Agreement, Mr. Hall will receive an annual salary of $475,000. We have also agreed to issue to Mr. Hall an option to purchase 200,000 shares of our common stock, with 66,667 shares vesting on September 14, 2015, 66,667 shares vesting on September 14, 2016 and 66,666 shares vesting on September 14, 2017. The option’s strike price is $4.05 per share, which was the closing price of our common stock on the New York Stock Exchange on October 7, 2014. Pursuant to the Agreement, Mr. Hall is entitled to participate in the bonus policies established by the Compensation Committee of our Board of Directors for our executive officers.

Capitalized terms used below have the meanings set forth in the Agreement, which is attached hereto as Exhibit 10.1. The Agreement supersedes and replaces any prior written or oral agreements between the Company and Mr. Hall regarding his employment. In addition to the compensation terms set forth above which are included in the Agreement, the Agreement contains the following material terms:

1.     Although the term of the Agreement lasts until September 13, 2017, it is subject to earlier termination for Cause, upon death or Disability, voluntarily by Mr. Hall, by Mr. Hall for Good Reason, or upon a Change in Control. Unless we give appropriate advance written notice of non-renewal, the Agreement automatically renews at the end of its term for successive three-year periods.

2.     If the Agreement is terminated for Cause, we are only obligated to pay Mr. Hall’s Base Salary accrued, but not paid, through the date of termination.

3.    If the Agreement is terminated voluntarily by Mr. Hall (absent a Change in Control) without Good Reason, we shall pay to Mr. Hall his annual base salary and provide for Insurance Coverage for a period of two months, in exchange for the execution of a Release of Claims.

4.    If the Agreement is terminated voluntarily by Mr. Hall with Good Reason, or if there is a Change in Control, or if we terminate the Agreement without Cause or due to death or Disability, the following severance will be due:

a.	If the Agreement is terminated as a result of the death of Mr. Hall, Mr. Hall’s stock options shall immediately vest and be exercisable for the maximum period permitted under the Plan.

b.
If the Agreement is terminated as a result of the Disability of Mr. Hall, Mr. Hall’s unvested stock options shall immediately vest and all then-vested stock options shall be exercisable for a period of the greater of twenty-four months thereafter or the period specified in the grant.

c.
Except in the case of termination by reason of Mr. Hall’s death, continuation of his base annual salary for the “Severance Period,” which consists of a period of twenty-four (24) months if his separation from employment does not occur within twelve (12) months of a Change in Control, but, in the event that his separation from employment does occur within twelve (12) months of a Change in Control, thirty-six (36) months.

d.	A cash bonus payment equal to two (2) times Mr. Hall’s annual salary.

e.	Continued insurance coverage for the Severance Period.

f.
If he resigns for Good Reason, Mr. Hall’s unvested stock options shall immediately vest. Mr. Hall may exercise all then vested stock options for a period commencing with the date of termination and expiring on the later of one hundred and eighty (180) days following the end of the Severance Period or the date specified in the original grant.

5.     Mr. Hall has agreed to non-competition restrictions extending one year after the termination of the Agreement.

6.     Mr. Hall receives no less than four weeks’ vacation time per year.

The foregoing description of the terms and conditions of the Agreement is qualified in its entirety by reference to the Agreement itself.

Item 9.01    Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between the Company and Mr. Hall dated October 7, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October [ ], 2014	Miller Energy Resources, Inc.
By: /s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer